Exhibit 99.1

DIRECTORS AND EXECUTIVE OFFICERS OF HIGHEST PERFORMANCES HOLDINGS INC.

The business address of each of the following directors and executive officers is 61/F, Pearl River Tower, No. 15 West Zhujiang Road, Guangzhou, Guangdong 510623, People’s Republic of China.

Name	Citizenship	Position
Peh Chin Hua	Singapore	Chairman of the Board
Hu Yinan	PRC	Vice-Chairman of the Board and Chief Executive Officer
Yang Yuanfen	PRC	Chief Financial Officer, Vice President and Head of Finance Department
Ren Yong	PRC	Director
Kong Youjie	PRC	Director
Luo Jidong	PRC	Independent Director
Zhai Lihong	PRC	Independent Director